1.	Crypto investing is evolving—and so are the ways investors can access it.

Meet the T. Rowe Price Active Crypto ETF (TKNZ), an actively managed, multi-token strategy designed to provide diversified exposure across leading cryptocurrencies. #funds

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2. Go beyond single-token crypto exposure.

TKNZ brings active management to a diversified portfolio of leading cryptocurrencies, using research and technical analysis to navigate an evolving digital asset market. #funds

Discover our approach to “crypto 2.0”.

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3. Digital assets can move quickly. An active approach is designed to move with them.

The T. Rowe Price Active Crypto ETF (TKNZ) uses research and technical analysis to navigate market trends and manage risk across a diversified range of leading cryptocurrencies. #funds

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4. Crypto continues to become part of the investment conversation.

TKNZ gives advisors another way to approach digital assets: an actively managed, multi-token strategy designed to provide exposure across leading cryptocurrencies. #funds

Explore resources to help navigate the digital asset landscape.

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5. Multiple tokens. One active strategy.

TKNZ combines diversified cryptocurrency exposure with T. Rowe Price’s research-driven approach to active management—seeking to navigate trends and manage risk in a rapidly evolving market. #funds

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6. There’s more than one way to access crypto.

TKNZ offers professionally managed exposure to a diversified range of leading cryptocurrencies through an exchange-traded product—without requiring investors to directly manage wallets or private keys. #funds

Learn more about TKNZ and digital asset investing.

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7. A new approach to crypto investing has arrived.

TKNZ is an actively managed, multi-token crypto strategy that seeks to identify opportunities across a changing digital asset landscape while managing risk through active research and analysis. #funds

Take a closer look.

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8. Digital assets are evolving from a niche investment into a broader portfolio conversation.

See how active management, diversified token exposure, and professional implementation come together in the T. Rowe Price Active Crypto ETF (TKNZ). #funds

Explore our digital assets resources.

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